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                                                                    EXHIBIT 99.1


                                                Contact: Lewis Hay III
                                                         Chief Financial Officer
                                                         410-312-7512

        JP FOODSERVICE, INC.(R) COMPLETES ACQUISITION OF RYKOFF-SEXTON

COLUMBIA, MD, Dec. 23, 1997 -- JP Foodservice, Inc.(R) ("JP(TM)") (NYSE:JPF), of Columbia, Maryland, today announced that it has completed the previously announced acquisition of Rykoff-Sexton, Inc. ("Rykoff"), of Wilkes-Barre, Pennsylvania. The $1.4 billion transaction establishes the company as the nation's second-largest foodservice distribution company, with annual sales of about $5.2 billion, more than 12,000 employees, nationwide distribution capabilities, and a customer base of more than 130,000 restaurant, hotel and institutional foodservice customers throughout the United States.

Mr. Jim Miller, Chairman and Chief Executive Officer of the company, said: "This is an important and exciting moment in our company's history. We are now the nation's second-largest broadline foodservice distribution company.

"While continuing to be known at the holding company level as J.P. Foodservice, Inc.(R) we have already commenced the transition of our operations and most of our products to a proud new name and brand -- U.S. Foodservice(TM) -- that reflects our national footprint covering about 85 percent of the U.S. population.

"With a strong balance sheet, an outstanding record of operational and financial performance, and the ability to support a major, ongoing program of capital spending to further build our business, we are well-positioned to continue to pursue attractive external and internal growth opportunities. In fact, since announcing the Rykoff transaction on June 30, we have completed an additional transaction representing an additional $62 million of annual sales, and have been awarded two major pieces of new business as a direct result of the acquisition.


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"Strategic benefits of the Rykoff-Sexton acquisition also include anticipated cost reductions as well as revenue and margin enhancements. Savings will arise from consolidated and rationalized branches and a reduction of the combined company's cost of capital. Leveraging regional relationships with national chains provides additional revenue opportunities. Further, revenue stabilization should result from a diversified customer base, and gross margins should improve with additional purchasing leverage.

"We have nearly 3,000 sales representatives, who have built long-term relationships with tens of thousands of foodservice customers, from national accounts to independent restaurants, hotels, schools, health care facilities and sports stadiums.

"Operating out of distribution centers at strategic locations throughout the country, we handle more than 40,000 national, private label and signature brand items.

"We already make extensive use of information technology for processing orders, logistics management, inventory management, accounting and many other functions. A new, state-of-the-art information system is now being completed and will be fully implemented over the next eighteen months. This system will maximize our efficiency as a single, seamless company, by supporting standardized product codes across our entire product line and enabling us to service national accounts on a single system.

"In short, this acquisition represents a unique opportunity to build the value of the combined enterprise for our many thousands of restaurant, hotel and institutional foodservice customers, for our employees, vendors and other business partners and, in turn, ultimately, for our shareholders," Mr. Miller concluded.

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As announced on November 5, under the amended acquisition agreement between the companies Rykoff shareholders will receive shares of JP(TM) at a fixed exchange ratio of 0.775 JP(TM) common shares for each Rykoff common share they hold. Based on that exchange ratio, JP(TM)'s closing stock price of $34.81 on December 22, 1997, the approximately 29.6 million shares of Rykoff common stock on a fully diluted basis, and the assumption by JP(TM) of approximately $740 million of Rykoff debt, the transaction has a total enterprise value of $1.4 billion. Also as previously indicated, the acquisition will be accounted for using the pooling-of-interest method and is intended to qualify as a tax-free exchange.

U.S. Foodservice(TM), JP Foodservice Inc.(R)'s new operating company, is a leading distributor of food and related products to restaurants and institutional foodservice establishments across the United States. U.S. Foodservice(TM) markets and distributes more than 40,000 national, private label and signature brand items to over 130,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools, and employs more than 12,000 foodservice professionals. U.S. Foodservice(TM)'s diverse customer base encompasses both independent and chain businesses, including Old Country Buffet, Perkins Family Restaurants, Subway, Eurest Dining Services, Cheesecake Factory, Kindercare, Pizzeria Uno and Ruby Tuesday.

The statements in this press release concerning management's expectations regarding acquisitions and the results of future operations constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause U.S. Foodservice(TM)'s actual operating results to differ materially. Such risks and uncertainties include the sensitivity of the company's


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business to national and regional economic conditions, the effects of inflation and deflation in food prices, the highly competitive markets in which the company operates and difficulties or delays in achieving expected costs savings and operating synergies in integrating the merged businesses. JP(TM)'s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 1997 discusses some of the important factors that could cause actual results to differ materially from those in such forward-looking statements.


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